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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 --------------


                                    FORM 8-A

                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                            Roadway Services, Inc.
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            (Exact name of registrant as specified in its charter)

          Ohio                                              34-1365496
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(State of incorporation or organization)                 (IRS Employer
                                                         Identification No.)



1077 Gorge Boulevard, P.O. Box 88, Akron, Ohio                 44309
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(Address of principal executive offices)             (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                    Name of each exchange on which
       to be so registered                    each class is to be registered
       -------------------                    ------------------------------

  Common Stock, without par value             New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of Class)





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Item 1.  Description of Registrant's Securities to be Registered.
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        The capital stock of Roadway Services, Inc. (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Company's Common Stock, without par value (the "Common Stock"). Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Pursuant to the Company's Amended Articles of Incorporation (the "Articles"), holders of Common Stock do not have the right to cumulative voting. Dividends that may be declared on the Common Stock are paid in an equal amount per share to the holders of Common Stock. The holders of Common Stock have no preemptive or conversion rights, and the Common Stock is not subject to call or assessment. In the event of liquidation, dissolution or winding up, the holders of the Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and the liquidation preference of any Serial Preferred Stock which may be issued.

        The Common Stock is subject to the terms of the authorized Serial Preferred Stock. The Company's Board of Directors may issue the Serial Preferred Stock in one or more series and adopt amendments to the Company's Articles of Incorporation to fix any of the following: (1) series division and authorized shares of each series; (2) dividend or distribution rates; (3) payment dates for dividends or distributions and dates from which they are cumulative; (4) liquidation price; (5) redemption rights and price; (6) sinking fund requirements; (7) conversion rights; and (8) restrictions on the issuance of shares of any class or series. Holders of Serial Preferred Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and will vote together with the holders of Common Stock as one class on all matters except as required by law.

        Certain provisions of the Articles and the Company's Code of Regulations may make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. Article XI of the Articles requires an affirmative vote of at least 66 2/3% of the voting power of the Company to approve certain mergers, consolidations, and other extraordinary transactions, unless approved by the Board of Directors by a vote of 87.5% of all directors at a meeting or by unanimous written consent of the directors, in which case the affirmative vote of not less than a majority of the voting power is required. The Articles provide that such Article XI may be amended only by the affirmative vote of 66 2/3% of the voting power of the Company.

        In addition to the foregoing provisions of the Company's Articles, the Company's Code of Regulations provides that a Special Meeting of shareholders may be called only by the Chairman of the Board of Directors, the Board acting at a meeting, a majority of the directors acting without a meeting, or persons holding at least 50% of the voting power of the outstanding shares. The Code of Regulations also permits shareholders to make director nominations or bring business before a meeting of shareholders only if certain advance notice requirements pertaining thereto are satisfied. Certain provisions of the Code of Regulations (including those relating to the calling of special meetings, the indemnification of directors, officers, employees or agents of the Company, and the advance notice requirements regarding shareholders' nominations of directors at or bringing of business before shareholder meetings) may be amended only by the vote of at least 66 2/3% of the voting power of the Company. For a complete statement of the provisions of the Company's Articles and Code of Regulations which may be considered to have an effect on change of control of the Company, see the Company's Articles and Code of Regulations, incorporated herein by reference to Exhibits 3.1 and 3.2.



Item 2.  Exhibits.
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         3.1    Restated Amended Articles of Incorporation of the Company
                (filed as Exhibit 4(a) to Post-Effective Amendment No. 1 to Registration Statement No. 33-44502 and incorporated herein by reference).

        3.2 Restated Amended Code of Regulations of the Registrant effective May 10, 1989 (filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and incorporated herein by reference).

         All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.


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                                   SIGNATURE


        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        ROADWAY SERVICES, INC.



                                        By:  /s/ D.A. Wilson
                                             -----------------------
                                        Senior Vice President - Finance and
                                        Planning, Secretary and Chief Financial
                                        Officer



Date:  November 16, 1995